[Willkie Farr & Gallagher Letterhead]



July 14, 1995

California Energy Company, Inc.
302 South 36th Street, Suite 400
Omaha, Nebraska 68131

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

California Energy Company, Inc., a Delaware corporation (the "Company"), has requested our opinion in connection with the Registration Statement on Form S-3 (Registration No. 33-59401) (as amended, the "Registration Statement") relating to the __% Limited Recourse Senior Secured Notes Due 2003 of the Company (the "Notes"). The Notes will be issued under an Indenture (the "Indenture") to be entered into between the Company and The Bank of New York, as Trustee (the "Trustee"), and sold pursuant to the terms of an underwriting agreement to be executed by the Company and CS First Boston Corporation (the "Underwriter").

We have examined copies of the Certificate of Incorporation and By-laws of the Company, each as amended to date, the Registration Statement, certain resolutions adopted by the Company's Board of Directors and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

Based upon and subject to the foregoing, we are of the opinion that:

        1. The Notes have been duly authorized by all necessary corporate action of the Company and, when duly executed, authenticated and delivered by or on behalf of the Company and paid for by the Underwriter, will be valid and binding obligations of the Company and will be entitled to the benefits of the Indenture.







        2. The Indenture, when duly executed and delivered by the Company and the Trustee, will constitute a valid and binding instrument of the Company. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement.

Very truly yours,


/s/ Willkie Farr & Gallagher